Exhibit 99.1

                AUTODESK REPORTS RECORD REVENUES OF $457 MILLION

    SAN RAFAEL, Calif., Nov. 16 /PRNewswire-FirstCall/ -- Autodesk, Inc. (Nasdaq: ADSK) today reported record quarterly revenues of $457 million, an increase of 21 percent over the third quarter of fiscal 2006.

    "Autodesk had a very solid quarter," said Carl Bass, Autodesk president and CEO. "Customers around the world increasingly recognize the innovation and productivity that Autodesk products provide. Customer adoption of Autodesk's industry-leading 3D products is increasing and customer demand for our 2D solutions remains very strong. Revenues from emerging economies increased to 15 percent of total revenue. Long term market trends favor Autodesk and we continue to gain share as we execute our key strategies."

    Operational Highlights

    Autodesk's performance was driven by strong increases in revenues from 3D products, products for the media and entertainment market and strong increases in revenue from AutoCAD new seats and subscriptions. In addition, total revenues from new seats, subscriptions and emerging economies showed strong growth.

    The company's 3D products, Inventor, Revit and Civil 3D, continue to increase their market penetration. Combined revenues from these model-based design products increased 36 percent over the third quarter of fiscal 2006 to a record $98 million. 3D revenues reached 22 percent of total revenues in the quarter. In total, Autodesk shipped more than 38,000 commercial seats of 3D in the quarter including 18,200 seats of Revit, 13,000 seats of Inventor and 6,900 seats of Civil 3D.

    Revenues from the Media and Entertainment segment increased 50 percent over the third quarter of fiscal 2006 to a record $64 million. Animation revenues were $33 million in the quarter, an increase of nearly 160 percent over the third quarter of fiscal 2006 and 14 percent sequentially. 3ds Max revenues increased 28 percent compared to the third quarter of fiscal 2006. Revenues from Autodesk Maya reached a record level, increasing 33 percent sequentially. Advanced Systems revenues increased 5 percent both sequentially and compared to the third quarter of fiscal 2006. Over 80 percent of Advanced Systems product revenue in the quarter was Linux-based.

    Revenues from new seats increased by 20 percent compared to the third quarter of last year. Revenues from new seats of Revit and Civil 3D increased 94 percent and 44 percent, respectively, compared to the third quarter of fiscal 2006. Revenues from new seats of AutoCAD increased by 24 percent compared to the third quarter of last year. In addition, revenues from Buzzsaw increased 79 percent compared to the third quarter of last year. Revenues from new seats and emerging businesses continue to represent approximately two-thirds of total revenues.

    Subscription revenues increased 50 percent compared to the third quarter of fiscal 2006 to $111 million or 24 percent of total revenues. Continued strength in subscription attach rates and renewal rates drove a $12 million sequential increase in deferred subscription revenues. Although upgrade revenues declined, as expected, combined subscription and upgrade revenues increased 17 percent compared to the third quarter of fiscal 2006 and continue to represent approximately one-third of total revenues.

    Once again, emerging economies contributed robust growth in revenues. Revenues from the emerging economies in Asia Pacific, Eastern Europe, Latin America and the Middle East increased 38 percent over the third quarter of fiscal 2006 and represented 15 percent of total revenues in the third quarter.

    OTHER FINANCIAL HIGHLIGHTS

         * Cash, cash equivalents and marketable securities increased by $129 million sequentially to $597 million as of October 31, 2006.
         * Total backlog was $352 million as of October 31, 2006, including $333 million of deferred revenues. Deferred subscription revenues increased $12 million sequentially to $275 million. In addition, there was $19 million of unshipped product orders at quarter end.
         * Channel inventory was slightly below the normal range of three to four weeks.
         *        DSO decreased by one day sequentially to 51 days.
         *        Capital expenditures were $7 million.
         * The company received $10 million from employee stock plans. As a result of the voluntary review of the company's historical stock option granting practices and the related accounting, no shares were repurchased during the quarter.

         * There were approximately 231 million total shares outstanding and 242 million diluted shares outstanding in the third quarter.
         * Revenues in the Americas increased 21 percent over the third quarter of fiscal 2006 to $194 million.
         * Revenues in EMEA increased 20 percent over the third quarter of fiscal 2006 to $160 million.
         * Revenues in Asia Pacific increased 22 percent over the third quarter of fiscal 2006 to $103 million. Revenues in Japan increased three percent compared to last year. Excluding Japan, revenues in Asia Pacific increased 36 percent compared to last year.
         * In the third quarter of fiscal 2007, spending for total costs and expenses -- which include cost of license and other revenue, cost of maintenance revenues, marketing and sales, research and development, and general and administrative - increased by $22 million sequentially, as expected. This increase includes a $3 million write-down of Advanced Systems inventory, $3.6 million in legal, tax and accounting fees relating to the voluntary stock option review and a previously disclosed $8.8 million one-time cash bonus to non-executive employees enrolled in the company's Employee Stock Purchase Plan. This bonus was approved by the Board to compensate for the benefits lost by non-executive employees because Autodesk did not issue shares through the Employee Stock Purchase Plan due to the ongoing review.
         * Interest and other income increased by $3 million sequentially to $6 million.

    Business Outlook

    The following statements are forward-looking statements which are based on current expectations and which involve risks and uncertainties some of which are set forth below. As a result of the voluntary stock option review, the company is not providing EPS guidance at this time.

    Fourth Quarter Fiscal 2007

    Net revenues for the fourth quarter of fiscal 2007 are expected to be between $490 million and $500 million. Spending for total costs and expenses in the fourth quarter is expected to be approximately flat with the third quarter. Estimates of fourth quarter spending for total costs and expenses include approximately $5M in legal, tax and accounting fees related to the voluntary stock option review and do not take into account other charges, if any, likely to result from the voluntary stock option review.

    Full Year Fiscal 2007

    For fiscal year 2007, net revenues are expected to be between $1.832 billion and $1.842 billion.

    First Quarter Fiscal 2008

    Net revenues for the first quarter of fiscal 2008 are expected to be approximately flat with the fourth quarter of fiscal 2007. Consistent with normal seasonal trends, spending for total costs and expenses for the first quarter of fiscal 2008 is projected to increase approximately $10 million sequentially. First quarter fiscal 2008 estimates of spending exclude legal, tax, and accounting fees, if any, or other charges, if any, likely to result from the voluntary stock option review.

    Full Year Fiscal 2008

     For fiscal year 2008, net revenues are expected to be between $2.075 billion and $2.125 billion. Operating margins for the year are expected to increase 3 to 4 percentage points, excluding expenses or other charges, if any, resulting from the voluntary stock option review. Not taking into account SFAS 123R stock-based compensation expenses, amortization of acquisition related intangibles of litigation accruals, legal, tax and accounting fees, if any, and other charges, if any, resulting from the voluntary stock option review operating margins for fiscal year 2008 are expected to increase 1 to 1.5 percentage points.

    Stock Option Review

    As previously disclosed the company is conducting a voluntary review of its historical stock option granting practices and related accounting issues. The company plans to become current in its periodic reports required under the Exchange Act of 1934, as amended, following the completion of the independent review.

    As previously disclosed, the Audit Committee has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain broad-based employee stock option grants issued in the past differ from the recorded grant dates of such awards. As a result, the Audit Committee believes the company will record additional non-cash stock-based compensation expense related to stock option grants, but it is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions or whether any historical periods would require restatement. Any additional non-cash stock-based compensation expense recorded will not affect the company's previously reported cash positions or revenues.

    The Audit Committee's review is ongoing and the conclusions discussed in this press release are preliminary.

    Safe Harbor Statement

    This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under "Business Outlook" above, statements in the paragraphs under "Stock Option Review" above, statements regarding anticipated market trends and other statements regarding our expected performance. There can be no assurance that the outcome of the voluntary stock option review will not result in a restatement of financial results provided by the company for any historical or future period or other adverse consequences. Factors relating to the voluntary stock option review described above that could cause actual results to differ materially from this forward looking statement made under "Stock Option Review" and elsewhere include, but are not limited to: the final conclusions of the Audit Committee and the Board of Directors (and the timing of such conclusions) concerning matters relating to the company's stock option grants and the impact on the amount and timing of previously awarded stock- based compensation and other additional expenses to be recorded, accounting adjustments to the company's financial statements for certain periods, and the company's ability to timely file required reports with the SEC and meet the requirements of the NASDAQ Global Select Market for continued listing of its shares. The stock option grant practices under review and related matters could also lead to potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other regulatory agencies, and negative tax or other implications for the company resulting from any accounting adjustments or other factors. Other factors that could cause actual results to differ materially from the forward looking statements under "Business Outlook" and elsewhere include the following: general market and business conditions, expenses, resulting from the voluntary stock option review, our performance in particular geographies, fluctuations in our tax rate, the timing and degree of expected investments in growth opportunities, slowing momentum in maintenance or subscription revenues, changes in the timing of product releases and retirements, fluctuation in foreign currency exchange rates, difficulties encountered in integrating new or acquired businesses and technologies, failure to achieve sufficient sell-through in our channels for new or existing products, failure of key new applications to achieve anticipated levels of customer acceptance, pricing pressure, failure to achieve continued cost reductions and productivity increases, failure to achieve continued migration from 2D products to 3D products, failure to achieve continued success in technology advancements, the financial and business condition of our reseller and distribution channels, interruptions or terminations in the business of the company's consultants or third party developers, failure to grow lifecycle management or collaboration products, and unanticipated impact of accounting for technology acquisitions.

    Further information on potential factors that could affect the financial results of Autodesk are included in the company's reports on Form 10-K for the year ended January 31, 2006 and Form 10-Q for the quarter ended April 30, 2006 which are on file with the Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

    Earnings Conference Call and Webcast

    Autodesk will host its third quarter conference call today at 5:00 p.m. EDT. The live announcement may be accessed at 800-573-4842 or 617-224-4327 (passcode:
80604240). An audio replay of the call will be available at 7:00 p.m. EDT by dialing 888-286-8010 or 617-801-6888 (passcode: 13116701). An audio webcast and podcast will also be available beginning at 7:00 p.m. EDT at www.autodesk.com/investors. This replay will be maintained on our website for at least twelve months.

    About Autodesk

    Autodesk, Inc. is a Fortune 1000 company, wholly focused on ensuring that great ideas are turned into reality. With seven million users, Autodesk is the world's leading software and services company for the manufacturing, infrastructure, building, media and entertainment, and wireless data services fields. Autodesk's solutions help customers create, manage and share their data and digital assets more effectively. As a result, customers turn ideas into competitive advantage, become more productive, streamline project efficiency and maximize profits.

    Founded in 1982, Autodesk is headquartered in San Rafael, California. For additional information about Autodesk, please visit www.autodesk.com.

    NOTE: AutoCAD, Autodesk, Civil 3D, Inventor, Maya, and Revit are registered trademarks or trademarks of Autodesk, Inc., in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders.

    Investors:  Sue Pirri, sue.pirri@autodesk.com, 415-507-6467
                John Clancy, john.clancy@autodesk.com, 415-507-6373

    Press:      Caroline Kawashima, caroline.kawashima@autodesk.com,
                 415-547-2498

    Reconciliation of Operating Margin Increase
    On a GAAP Basis to Operating Margin Increase
    On a Non-GAAP Basis
    Business Outlook - Fiscal Year 2008 Compared to Fiscal Year 2007
    Unaudited

                                                     Low End     High End
                                                     of Range    of Range
                                                     --------    --------
Difference between fiscal 2007 and 2008
 GAAP operating margin                                    3.0%        4.0%
SFAS 123R stock-based compensation expense               -0.3%       -0.5%
Litigation accrual                                       -0.9%       -1.1%
Difference between fiscal 2007 and 2008
 non-GAAP operating margin                                1.8%        2.4%
Stock option review costs                                -0.8%       -0.9%
Difference between fiscal 2007 and 2008
 adjusted non-GAAP operating margin                       1.0%        1.5%

Autodesk Factsheet

Fiscal Year 2007                                QTR 1            QTR 2            QTR 3            QTR 4          YTD2007
----------------------------------------   --------------   --------------   --------------   --------------   --------------
Financial Statistics
 (in millions):
Total net revenues                         $          436   $          450   $          457                    $        1,342
 License and
  other revenues                           $          349   $          346   $          346                    $        1,041
 Maintenance
  revenues                                 $           87   $          104   $          111                    $          301

Gross Margin - GAAP
 and non-GAAP(a)                                       89%

GAAP Operating
 Expenses(a)                               $          327
GAAP Operating
 Margin(a)                                             14%
GAAP Net Income(a)                         $           49
GAAP Diluted
 Net Income
 Per Share(a)                              $         0.20

Non-GAAP Operating
 Expenses(1)(2)(a)                         $          288
Non-GAAP Operating
 Margin(1)(3)(a)                                       23%
Non-GAAP Net
 Income (1)(4)(a)                          $           80
Non-GAAP Diluted
 Net Income Per
 Share (1)(5)(a)                           $         0.32

Total Cash and
 Marketable
 Securities                                $          386   $          468   $          597                    $        1,451
Days Sales
 Outstanding                                           58               52               51                                51
Capital
 Expenditures                              $           11   $            7   $            7                    $           25
Cash from
 Operations(a)                             $           90
GAAP Depreciation
 and Amortization                          $           13   $           14   $           13                    $           39

Revenue by Geography
 (in millions):
Americas                                   $          170   $          168   $          194                    $          531
Europe                                     $          164   $          174   $          160                    $          499
Asia/Pacific                               $          101   $          108   $          103                    $          312

Revenue by Division
 (in millions):
Design Solutions
 Segment                                   $          387   $          389   $          390                    $        1,165
 Platform Technology
  Division and other                       $          207   $          201   $          197                    $          605
 Manufacturing
  Solutions Division                       $           75   $           76   $           85                    $          236
 Building Solutions
  Division                                 $           53   $           57   $           58                    $          168
 Infrastructure
 Solutions Division                        $           51   $           55   $           50                    $          157


Media and Entertainment
 Segment                                   $           47   $           59   $           64                    $          170

Other Revenue Statistics:
% of Total Rev from
 AutoCAD, AutoCAD
 upgrades and
 AutoCAD LT                                            44%              41%              38%                               41%
% of Total Rev from
 3D design products                                    20%              20%              22%                               21%
% of Total Rev from
 Emerging Economies                                    12%              13%              15%                               14%
Upgrade Revenue
 (in millions)                             $           75   $           49   $           51                    $          175

Deferred Maintenance
 Revenue (in millions):
Deferred Maintenance
 Revenue Balance                           $          252   $          264   $          275                    $          275

Favorable (Unfavorable)
 Impact of U.S. Dollar
 Translation Relative
 to Foreign Currencies
 Compared to Comparable
 Prior Year Period
 (in millions):
Total Net Revenues                         $          (19)  $           (2)  $            6                    $          (15)

Common Stock Statistics:
Shares
 Outstanding                                  231,296,000      230,237,000      230,919,000                       230,595,000
Fully Diluted
 Shares
 Outstanding                                  244,698,000      243,191,000      242,081,000                       243,072,000
Shares
 Repurchased                                    1,700,000        2,498,000               --                         4,198,000

Installed Base
 Statistics:
Total AutoCAD-based
 Installed Base                                 3,928,400        3,986,800        4,056,200                         4,056,200
Total Inventor
 Installed Base                                   577,700          610,400          643,400                           643,400
Total Subscription
 Installed Base                                   989,800        1,085,866        1,162,839                         1,162,839

    (a) Information pending completion of stock option investigation.

     To supplement Autodesk's consolidated financial statements presented on a GAAP basis, we provide investors with certain non-GAAP measures, including non-GAAP total costs and expenses (such as non-GAAP cost of license and other revenues and total cost of revenues, non-GAAP sales and marketing expense, non-GAAP research and development expense, and non-GAAP general and administrative expense), non-GAAP income from operations, non-GAAP provision for income taxes, non-GAAP net income and non-GAAP diluted net income per share.

     For our internal budgeting and resource allocation process, Autodesk's management uses non-GAAP financial information that does not include: (a) the stock-based compensation impact of SFAS 123R, (b) certain large and non-recurring litigation expenses, (c) amortization of purchased intangibles and purchases of incomplete technology that result in an inprocess research and development expense, and (d) the net tax impact of the repatriation of certain foreign earnings. Autodesk's management uses these non-GAAP financial measures in making operating decisions because we believe the understanding of how we should invest in research and development and fund measures provide meaningful supplemental infrastructure and go-to-market strategies. In addition, these non-GAAP financial information regarding Autodesk's operational performance and gives us a better measures facilitate management's internal comparisons to our historical operating results and comparisons to competitors' operating results.

    As described above, Autodesk excludes the following items from one or more of its non-GAAP measures:

    A. Stock compensation impact of SFAS 123R. These expenses consist of expenses for employee stock options and employee stock purchases under SFAS 123(R). Autodesk excludes stock-based compensation expenses from our non-GAAP measures primarily because they are non-cash expenses and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods. Further, as Autodesk applies SFAS 123R, we believe that it is useful to investors to understand the impact of the application of SFAS 123R to our results of operations.

    B. Certain litigation expenses. These expenses relate to the Company's accrual of $16.8 million related to the $18 million jury award in the z4 Technologies matter, where in the quarter ended April 30, 2006, Autodesk determined that (1) it is probable that a liability has been incurred and
       (2) the amount of loss could be reasonably estimated. Autodesk excludes this from its non-GAAP measures because it does not consider it to be reflective of ongoing operating results in the current period.

    C. Amortization of purchased intangibles and in-process research and development expenses. Autodesk incurs amortization of acquisition-related purchased intangible assets and charges related to in-process research and development, primarily in connection with its acquisition of certain businesses, such as Alias in January 2006. The amortization of purchased intangibles from a business combination is generally a non-cash expense and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

    D. Tax impact of the repatriation of certain foreign earnings. In fiscal 2006 and 2005, Autodesk repatriated foreign earnings under the American Jobs Creation Act of 2004. Future repatriations are not expected to reoccur. Autodesk excludes this item because the repatriation transaction is not reflective of ongoing operating results and has no direct correlation to the operation of Autodesk's business.

    Autodesk believes that where the adjustments used in calculating non-GAAP net income and non-GAAP net income per share are based on specific, identified amounts that impact different line items in the Condensed Consolidated Statements of Income (including cost of license and other revenues and total cost of revenues, gross margin, operating expenses, including sales and marketing, research and development, and general and administrative expenses, income from operations, provision for income taxes, net income, and diluted net income per share) that it is useful to investors to understand how these specific line items in the Condensed Consolidated Statements of Income are affected by these adjustments for the following reasons:

    1. Cost of license and other revenues, total cost of revenues, and gross margin. Excluding stock-based compensation expense related to employee stock options and employee stock purchases from cost of license revenues and gross margin calculations assists investors in evaluating period-over-period changes without giving effect to these charges which are non-cash in nature. Excluding the impact from the amortization of purchased intangibles assists investors in evaluating period-over- period changes without giving effect to these charges which are a function of prior period acquisition transactions rather than the underlying operating activities of the period presented.

    2. Operating expenses (including sales and marketing, research and development, and general and administrative expenses). Excluding stock-based compensation expense related to employee stock options and employee stock purchases assists investors in evaluating period-over-period changes in each line item of operating expenses without giving effect to these charges which are non-cash in nature. Excluding the impact of (a) the amortization of purchased intangibles and inprocess research and development expenses and (b) certain litigation expenses assists investors in evaluating period-over-period changes to the affected line items in the Condensed Consolidated Statement of Income without giving effect to these charges which are a function of acquisition transactions or large and infrequent litigation costs rather than the underlying operating activities of the period presented.

    3. Income from operations. Excluding stock-based compensation expense related to employee stock options and employee stock purchases from the calculation of income from operations assists investors in evaluating period-over-period changes without giving effect to these charges which are non-cash in nature. Excluding the impact from (a) the amortization of purchased intangibles and in-process research and development expenses and (b) certain litigation expenses assists investors in evaluating period-over-period changes without giving effect to these charges which are a function of acquisition transactions or large and infrequent litigation costs rather than the underlying operating activities of the period presented.

    4. Provision for income taxes. Excluding the income tax effect of the non-GAAP pre-tax adjustments from the provision for income taxes assists investors in understanding the tax provision associated with those adjustments and the effective tax rate of Autodesk related to its ongoing operations in the period presented. Excluding the net tax impact of the repatriation of foreign earnings assists investors in comparing periods in which repatriation does not occur and in understanding the effective tax rate of Autodesk related to its ongoing operations in the period presented.

    5. Net Income, Net of Tax Effect of Non-GAAP Adjustments. Excluding stock-based compensation expense related to employee stock options and employee stock purchases from the calculation of net income assists investors in evaluating period-over-period changes without giving effect to these charges which are non-cash in nature. Excluding stock-based compensation expense related to employee stock options and employee stock purchases from the calculation of net income assists investors in evaluating period-over-period changes without giving effect to these charges which are non-cash in nature. Excluding the impact from (a) the amortization of purchased intangibles and in-process research and development expenses and (b) certain litigation expenses assists investors in evaluating period-over-period changes without giving effect to these charges which are a function of acquisition transactions or large and infrequent litigation costs rather than the underlying operating activities of the period presented. Excluding the income tax effect of the non-GAAP pre-tax adjustments from the provision for income taxes assists investors in understanding the tax provision associated with those adjustments and the effective tax rate of Autodesk related to its ongoing operations in the period presented. Excluding the net tax impact of the repatriation of foreign earnings assists investors in comparing periods in which repatriation does not occur and in understanding the effective tax rate of Autodesk related to its ongoing operations in the period presented.

    There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, the non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. Management compensates for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP total costs and expenses, GAAP operating income, GAAP provision for income taxes, GAAP net income and GAAP diluted net income per share in our earnings release. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying our press release.

                                                                         QTR 1
                                                                        -------
     (2) GAAP Operating Expenses (a)                                    $   327
         Litigation accrual (a)                                             (17)
         SFAS 123R stock-based compensation expense (a)                     (21)
         Amortization of customer relationships and trademarks (a)           (2)
         Non-GAAP Operating Expenses (a)                                $   288

     (3) GAAP Operating Margin(a)                                            14%
         Litigation accrual (a)                                               4%
         SFAS 123R stock-based compensation expense (a)                       5%
         Amortization of developed technology (a)                             0%
         Amortization of customer relationships and trademarks (a)            0%
         Non-GAAP Operating Margin (a)                                       23%

     (4) GAAP Net Income (a)                                            $    49
         Litigation accrual (a)                                              17
         SFAS 123R stock-based compensation expense (a)                      22
         Amortization of developed technology (a)                             2
         Amortization of customer relationships and trademarks (a)            2
         Income tax effect on difference between GAAP and non-GAAP
          total costs and expenses at the normalized rate (a)               (10)
         Non-GAAP Net Income (a)                                        $    80

     (5) GAAP Diluted Net Income Per Share (a)                          $  0.20
         Litigation accrual (a)                                            0.07
         SFAS 123R stock-based compensation expense (a)                    0.09
         Amortization of developed technology (a)                            --
         Amortization of customer relationships and trademarks (a)           --
         Income tax effect on difference between GAAP and non-GAAP
          total costs and expenses at the normalized rate (a)             (0.04)
         Non-GAAP Diluted Net Income Per Share (a)                      $  0.32

SOURCE  Autodesk, Inc.
    -0-                             11/16/2006
    /CONTACT: Investors: Sue Pirri, +1-415-507-6467, or sue.pirri@autodesk.com, or John Clancy, +1-415-507-6373, or john.clancy@autodesk.com, or,
Press: Caroline Kawashima, +1-415-547-2498, or caroline.kawashima@autodesk.com, all of Autodesk, Inc./
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.autodesk.com /